Exhibit 99.1
INNOVAGE ANNOUNCES FINANCIAL RESULTS FOR THE
FOURTH QUARTER AND FISCAL YEAR ENDED JUNE 30, 2026
DENVER, CO., September 8, 2026 - InnovAge Holding Corp. (“InnovAge” or the “Company”) (Nasdaq: INNV), an industry leader in providing comprehensive healthcare programs to frail, predominantly dual-eligible seniors through the Program of All-inclusive Care for the Elderly (PACE), today announced financial results for its fiscal fourth quarter and full year ended June 30, 2026.

“Fiscal 2026 was an exceptional year for InnovAge and reflects the significant progress we have made strengthening the company,” said Patrick Blair, Chief Executive Officer of InnovAge. “We enter Fiscal 2027 in a strong position, with a durable foundation to serve more seniors and to deliver high-quality care. We remain focused on disciplined execution and creating sustainable long-term value for all of our stakeholders.”
Financial Results

	Three Months Ended		Year Ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
in thousands, except percentages and per share amounts
Total revenues	$261,951	$221,417	$989,707	$853,699
Income (Loss) Before Income Taxes	9,667	(4,202)	266	(34,027)
Net Income (Loss)	9,783	(5,009)	(683)	(35,343)
Net Income (Loss) margin	3.7%	(2.3)%	(0.1)%	(4.1)%

Net Income (Loss) Attributable to InnovAge Holding Corp.	$8,287	$(785)	$(2,537)	$(30,313)
Net Income (Loss) per share - basic and diluted	0.06	(0.01)	(0.02)	(0.22)

Center-level Contribution Margin(1)	$62,562	$41,287	$227,764	$153,639
Adjusted EBITDA(1)	24,282	11,326	94,571	34,462
Adjusted EBITDA margin(1)	9.3%	5.1%	9.6%	4.0%
Fiscal Year 2026 Financial Performance
•Total revenues of $989.7 million, increased approximately 15.9% compared to $853.7 million in 2025
•Income Before Income Taxes of $0.3 million, increased by 100.8% compared to a Loss Before Income Taxes of $34.0 million in 2025
•Income Before Income Taxes as a percent of revenue increased 4.0 percentage points compared to a Loss Before Income Tax as a percent of revenue of 4.0% in 2025

•Net loss of $0.7 million decreased 98%, compared to a net loss of $35.3 million in 2025
•Net loss margin of 0.1%, increased 4.1 percentage points compared to a net loss margin of 4.1% in 2025
•Net loss attributable to InnovAge Holding Corp. of $2.5 million, or loss of $0.02 per share, compared to a net loss of $30.3 million, or loss of $0.22 per share in 2025
•Center-level Contribution Margin(1) of $227.8 million, increased 48.3% compared to $153.6 million in 2025
•Center-level Contribution Margin(1) as a percent of revenue of 23.0%, increased 5.0 percentage points compared to 18.0% in 2025
•Adjusted EBITDA(1) of $94.6 million, an increase of $60.1 million compared to $34.5 million in 2025
•Adjusted EBITDA(1) margin of 9.6%, an increase of 5.5 percentage points compared to 4.0% in 2025
•Census of approximately 8,230 participants compared to 7,740 participants in 2025
•Member months of approximately 96,050 compared to 89,130 in 2025
(1) Center-level Contribution Margin, Center-level Contribution Margin as a percent of revenue, Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures. For more details and for a definition and reconciliation of these non-GAAP measures to the most closely comparable GAAP measures for the periods indicated, see “Note Regarding Use of Non-GAAP Financial Measures” and “Reconciliation of GAAP and Non-GAAP Measures.”
Full Fiscal Year 2027 Financial Guidance

Based on information as of today, September 8, 2026, InnovAge is issuing the following financial guidance.

	Low	High
	dollars in millions
Census	8,625	8,850
Total Member Months(1)	101,000	102,500

Total revenues	$1,050	$1,085
Adjusted EBITDA(2)	105	115

Expected results and estimates may be impacted by factors outside the Company’s control, and actual results may be materially different from this guidance. See “Forward-Looking Statements - Safe Harbor” included herein.

(1) We define Total Member Months as the total number of participants multiplied by the number of months within the respective reporting period in which each participant was enrolled in our program. Management believes this is a useful metric as it more precisely tracks the number of participants the Company serves throughout the year.

(2)Adjusted EBITDA is a non-GAAP measure. See “Note Regarding Use of Non-GAAP Financial Measures” and “Reconciliation of GAAP and Non-GAAP Measures” for a definition of historical Adjusted EBITDA and a reconciliation to net income (loss), the most closely comparable GAAP measure. The Company is unable to provide guidance for net income (loss) or a reconciliation of the Company’s Adjusted EBITDA guidance because it cannot provide a meaningful or accurate calculation or estimation of certain reconciling items without unreasonable effort. The Company’s inability to do so is due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including variations in effective tax rate, expenses to be incurred for acquisition activities and other one-time or exceptional items.

Conference Call
The Company will host a conference call this afternoon at 5:00 p.m. Eastern Time.  A live audio webcast of the call will be available on the Company’s website, https://investor.innovage.com/. A replay of the call will be available via webcast for on-demand listening shortly after the completion of the call, at the same web link, and will remain available for a limited time.  To access the call by phone, please go to this link (registration link), for dialing instructions and a unique access pin.  We encourage participants to dial into the call fifteen minutes ahead of the scheduled start time.
About InnovAge
InnovAge is a market leader in managing the care of high-cost, frail, and predominantly dual-eligible seniors through the Program of All-inclusive Care for the Elderly (PACE). With a mission of enabling older adults to age independently in their own homes for as long as safely possible, InnovAge’s patient-centered care model is designed to improve the quality of care its participants receive while reducing over-utilization of high-cost care settings. InnovAge believes its PACE healthcare model is one in which all constituencies — participants, their families, providers and government payors — “win.” As of June 30, 2026, InnovAge served approximately 8,230 participants across 20 centers in six states. https://www.innovage.com/.
Investor Contact:
Ryan Kubota
rkubota@innovage.com
Media Contact:
press@innovage.com
Forward-Looking Statements - Safe Harbor
This press release and the related conference call contain “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “can have,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Forward-looking statements may be identified by the fact that they do not relate strictly to historical or current facts. Examples of forward-looking statements include, among others, statements we may make regarding quarterly or annual guidance; financial outlook, including future revenues and future earnings; the viability of our growth strategy including our ability or expectations to increase the number of participants we serve, build and/or open de novo centers, or to identify and execute acquisitions, joint ventures and strategic partnerships; the expected impact of government policies and the macroeconomic environment; reimbursement and regulatory developments, including potential reductions in PACE reimbursement rates; our ability to control costs, mitigate the effects of elevated expenses or reduced healthcare budgets, expand our payer capabilities, implement clinical value and operational value initiatives and strengthen enterprise functions; results of periodic inspections, reviews and audits, legal proceedings and government investigations and actions; relationships and discussions with regulatory agencies; market developments; and the effects of any of the foregoing on our future results of operations or financial conditions.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on currently available information and our current beliefs, expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control and may cause our actual results and financial condition to differ materially. Important factors that could cause our actual results and financial condition to differ materially include, among others, the following: (i) the viability of our growth strategy, including our ability to find suitable geographies for new centers and to attract new participant and retain existing participants in new and existing centers and our ability to obtain licenses to open such centers; (ii) our ability to identify, successfully complete and integrate acquisitions, joint ventures another strategic partnerships; (iii) the impact on our business from ongoing macroeconomic, geopolitical and industry-related challenges, including labor shortages, labor competition, high inflation, and supply chain disruptions, as a result of tariffs and trade disputes; (iv) the risk that the cost of providing services under our PACE contracts will exceed our compensation; (v) our increased costs and expenditures and our inability to execute or realize the benefits of our clinical and operational value initiatives; (vi) the dependence of our revenues upon a limited number of government payors which exposes us to the risk of government funding reductions, legislative changes and federal and state budgetary pressures; (vii) reductions in PACE reimbursement rates; (viii) the results of periodic inspections, reviews, audits and investigations under the federal and state government programs, including our ability to sufficiently cure any deficiencies identified; (ix) the adverse impact of legal proceedings, enforcement actions and litigation disputes, which are costly to defend; (x) the risk that our submissions to government payors may contain inaccurate or unsupportable information, including regarding risk adjustment scores of participants, subjecting us to repayment obligations or penalties; and (xi) our ability to adhere to complex and changing government laws and regulations in the healthcare industry.

Forward-looking statements are based only on information currently available to us and speaks only as of the date on which it is made. Except as required by law, we undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise. We advise you to not place undue reliance on forward-looking statements and to review our risk factors and other disclosures included in the reports we file or furnish with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.
Note Regarding Use of Non-GAAP Financial Measures
In addition to reporting financial information in accordance with generally accepted accounting principles (“GAAP”), the Company is also reporting Center-level Contribution Margin, Center-level Contribution Margin as a percent of revenue, Adjusted EBITDA and Adjusted EBITDA margin, which are non-GAAP financial measures. These non-GAAP measures are supplemental measures of operating performance monitored by management that are not defined under GAAP and that do not represent, and should not be considered as, an alternative to net income (loss) before income taxes, net income (loss) before income taxes margin, net income (loss) and net income (loss) margin, as applicable, as determined by GAAP. We believe that these non-GAAP measures are appropriate measures of operating performance because the metrics eliminate the impact of certain expenses that, in the case of Adjusted EBITDA, do not relate to our ongoing business performance, allowing us to more effectively evaluate our core operating performance and trends from period to period. Our definitions and calculations of non-GAAP measures may vary and not be comparable to similarly titled measures reported by other companies. We believe that these non-GAAP measures help investors and analysts in comparing our results across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. These non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or as a substitute for, the analysis of other comparable GAAP financial measures.

The Company’s management uses Center-level Contribution Margin as the measure for assessing performance of its operating segments and allocating resources, predominantly in the annual budget and forecasting process. For the purpose of evaluating Center-level Contribution Margin on a center-by-center basis, we do not allocate our sales and marketing expense or corporate, general and administrative expenses across our centers. We define Center-level Contribution Margin as total revenues less external provider costs and cost of care, excluding depreciation and amortization, which includes all medical and pharmacy costs.

We define Adjusted EBITDA as net income (loss) adjusted for interest expense, net, other investment income, depreciation and amortization, and provision (benefit) for income tax as well as addbacks for non-recurring expenses or exceptional items, including charges relating to management equity compensation, litigation costs and settlement, M&A diligence, transaction and integration, business optimization, loss on cost and equity method investments, asset impairments and loss on assets held for sale and gain (loss) on sale of assets. Adjusted EBITDA margin is Adjusted EBITDA expressed as a percentage of our total revenue.

Schedule 1
InnovAge
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT NUMBER OF SHARES)

	June 30, 2026	June 30, 2025
Assets
Current Assets
Cash and cash equivalents	$97,891	$64,129
Short-term investments	43,435	41,775
Restricted cash	10	11
Accounts receivable	42,390	36,373
Prepaid expenses and other	27,311	24,472
Income tax receivable	3,276	3,310
Assets held for sale	—	6,038
Total current assets	214,313	176,108
Noncurrent Assets
Property and equipment, net	166,086	168,044
Operating lease assets	21,412	26,901
Deposits and other	10,318	9,875
Goodwill	142,046	142,046
Other intangible assets, net	3,218	3,877
Total noncurrent assets	343,080	350,743
Total assets	$557,393	$526,851
Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable and accrued expenses	$115,358	$76,750
Reported and estimated claims	56,864	58,971
Due to Medicaid and Medicare	18,266	14,382
Current portion of long-term debt	2,536	2,250
Current portion of finance lease obligations	6,275	5,234
Current portion of operating lease obligations	4,592	4,682
Liabilities held for sale	—	2,538
Total current liabilities	203,891	164,807
Noncurrent Liabilities
Deferred tax liability, net	9,051	8,761
Finance lease obligations	8,251	7,535
Operating lease obligations	19,775	23,918
Other noncurrent liabilities	2,128	1,458
Long-term debt, net of debt issuance costs	45,521	57,464
Total liabilities	288,617	263,943
Commitments and Contingencies (See Note 9)
Redeemable Noncontrolling Interest (See Note 4)	30,013	25,010
Stockholders’ Equity
Common stock, $0.001 par value; 500,000,000 authorized as of each of June 30, 2026 and 2025; 137,483,028 issued and 136,020,049 outstanding as of June 30, 2026 and 136,903,271 issued and 135,440,292 outstanding as of June 30, 2025.	137	137
Treasury stock at cost, 1,462,979 and 1,462,979 shares as of June 30, 2026 and June 30, 2025, respectively	(7,500)	(7,500)
Additional paid-in capital	348,724	343,378
Retained deficit	(105,758)	(101,047)
Total InnovAge Holding Corp.	235,603	234,968
Noncontrolling interests	3,160	2,930
Total stockholders’ equity	238,763	237,898
Total liabilities and stockholders’ equity	$557,393	$526,851

Schedule 2
InnovAge
CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT NUMBER OF SHARES AND PER SHARE DATA)

	Three Months Ended		Year Ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
	(unaudited)
Revenues
Capitation revenue	$261,511	$221,060	$988,384	$852,353
Other service revenue	440	357	1,323	1,346
Total revenues	261,951	221,417	989,707	853,699
Expenses
External provider costs	115,737	108,169	449,843	431,152
Cost of care, excluding depreciation and amortization	83,652	71,961	312,100	268,908
Sales and marketing	9,933	7,100	34,361	28,217
Corporate, general and administrative	33,077	27,823	166,489	122,058
Depreciation and amortization	6,356	3,394	21,142	19,510
Impairments and loss on assets held for sale	3,050	5,120	3,154	13,615
Total expenses	251,805	223,567	987,089	883,460
Operating Income (Loss)	10,146	(2,150)	2,618	(29,761)

Other Income (Expense)
Interest expense, net	(772)	(893)	(4,258)	(4,612)
Loss on cost and equity method investments	—	(1,409)	—	(1,393)
Other income, net	293	250	1,906	1,739
Total other expense	(479)	(2,052)	(2,352)	(4,266)
Income (Loss) Before Income Taxes	9,667	(4,202)	266	(34,027)
Provision for Income Taxes	(116)	807	949	1,316
Net Income (Loss)	9,783	(5,009)	(683)	(35,343)
Less: net income (loss) attributable to noncontrolling interests	1,496	(4,224)	1,854	(5,030)
Net Income (Loss) Attributable to InnovAge Holding Corp.	$8,287	$(785)	$(2,537)	$(30,313)

Weighted-average number of common shares outstanding - basic	135,812,522	135,133,574	135,698,603	135,387,555
Weighted-average number of common shares outstanding - diluted	137,157,943	135,133,574	135,698,603	135,387,555

Net loss per share - basic	$0.06	$(0.01)	$(0.02)	$(0.22)
Net loss per share - diluted	$0.06	$(0.01)	$(0.02)	$(0.22)

Schedule 3
InnovAge
CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

	Year Ended June 30,
	2026	2025
Operating Activities
Net loss	$(683)	$(35,343)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
(Gain) loss on disposal of assets	(418)	508
Provision for uncollectible accounts	—	524
Depreciation and amortization	21,142	19,510
Operating lease rentals	6,860	6,361
Loss (gain) on cost and equity method investments	—	1,393
Impairments and loss on assets held for sale	3,154	13,615
Amortization of deferred financing costs	772	429
Stock-based compensation	7,048	7,619
Deferred income taxes	289	1,301
Other	3,069	1,714
Changes in operating assets and liabilities, net of acquisitions
Accounts receivable	(6,018)	11,210
Prepaid expenses and other	(2,832)	(4,041)
Income tax receivable	34	14
Deposits and other	(1,919)	(6,419)
Accounts payable and accrued expenses	38,446	20,431
Reported and estimated claims	(2,107)	3,567
Due to Medicaid and Medicare	3,883	(814)
Operating lease liabilities	(6,006)	(8,713)
Net cash provided by operating activities	64,714	32,866
Investing Activities
Purchases of property and equipment	(14,309)	(6,263)
Purchases of short-term investments	(1,747)	(2,065)
Proceeds from sale of short-term investments	—	6,300
Proceeds from dissolution of equity method investments	—	1,252
Acquisition of business	—	(4,774)
Proceeds from sale of assets held for sale	3,716	—
Net cash used in investing activities	(12,340)	(5,550)
Financing Activities
Payments for finance lease obligations	(5,206)	(6,107)
Proceeds from long-term debt	60,082	—
Principal payments on long-term debt	(71,282)	(3,799)
Payment of debt issuance costs	(1,989)	—
Repurchase of equity securities	—	(7,321)
Contributions from joint venture partner	3,200	—
Distributions to joint venture partner	(1,634)	—
Taxes paid related to net settlements of stock-based compensation awards	(1,702)	(1,855)
Net cash used in financing activities	(18,531)	(19,082)

Net change in cash, cash equivalents and restricted cash including cash of $0.08 million reclassified to assets held for sale	33,843	8,234
Less: change in cash and restricted cash reclassified to assets held for sale	(82)	(1,054)
INCREASE IN CASH, CASH EQUIVALENTS & RESTRICTED CASH	33,761	7,180
CASH, CASH EQUIVALENTS & RESTRICTED CASH, BEGINNING OF PERIOD	64,140	56,960
CASH, CASH EQUIVALENTS & RESTRICTED CASH, END OF PERIOD	$97,901	$64,140

Supplemental Cash Flows Information
Interest paid	$4,206	$4,348
Income taxes paid	$627	$1

Property and equipment included in accounts payable	$1,257	$1,734
Property and equipment purchased under capital leases	$6,965	$1,533

Schedule 4
InnovAge
RECONCILIATION OF GAAP AND NON-GAAP MEASURES
(IN THOUSANDS) (UNAUDITED)

Adjusted EBITDA

	Three Months Ended		Year Ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025

Net income (loss)	$9,783	$(5,009)	$(683)	$(35,343)
Interest expense, net	772	893	4,258	4,612
Other investment income(a)	(146)	(497)	(1,422)	(2,247)
Depreciation and amortization	6,356	3,394	21,142	19,510
Provision for income tax	(116)	807	949	1,316
Stock-based compensation	1,734	1,550	7,048	7,619
Litigation costs and settlements(b)	2,849	1,626	56,966	19,367
M&A diligence, transaction and integration(c)	—	(222)	—	1,360
Business optimization(d)	—	2,195	3,540	3,040
Loss on cost and equity method investments(e)	—	1,393	—	1,393
Asset impairments and loss on assets held for sale(f)	3,050	4,976	3,154	13,615
(Gain) loss on sale of assets(g)	—	220	(381)	220
Adjusted EBITDA	$24,282	$11,326	$94,571	$34,462

Net income (loss) margin	3.7%	(2.3)%	(0.1)%	(4.1)%
Adjusted EBITDA margin	9.3%	5.1%	9.6%	4.0%
_______________________
(a)Reflects investment income related to short term investments included in our consolidated statements of operations.
(b)Reflects charges/(credits) related to litigation by stockholders, civil investigative demands, and settlement with our former pharmacy provider. Refer to Note 9, "Commitments and Contingencies" to our consolidated financial statements included in this Annual Report for more information regarding litigation by stockholders and civil investigative demands. Costs reflected consist of litigation costs considered one-time in nature and outside of the ordinary course of business based on the following considerations which we assess regularly: (i) the frequency of similar cases that have been brought to date, or are expected to be brought within two years, (ii) complexity of the case, (iii) nature of the remedies sought, (iv) litigation posture of the Company, (v) counterparty involved, and (vi) the Company's overall litigation strategy. For the three months ended June 30, 2026, includes $2.4 million of accrued loss for potential resolutions. For the year ended June 30, 2026, includes an aggregate $52.4 million of accrued loss for potential resolutions or paid settlements. For the year ended June 30, 2025, includes $10.1 million that was accrued in connection with the settlement of the previously disclosed stockholder class action and which was paid in fiscal year 2026.
(c)Reflects charges related to M&A diligence, transactions and integrations.
(d)Reflects charges related to business optimization initiatives. Such charges related to one-time investments in projects designed to enhance our technology and compliance systems and improve and support the efficiency and effectiveness of our operations. For the three months ended June 30, 2025 this consists of $2.1 million of costs associated with third party consultants to implement core provider initiatives, assess our risk-bearing capabilities, and strengthen our enterprise capabilities. For the year ended June 30, 2026 this consists of $3.5 million of costs related to organizational restructure and executive severance. For the year ended June 30, 2025, this includes (i) $2.5 million of costs associated with organizational restructure and executive severance, and (ii) $0.5 million related to other non-recurring projects aimed at reducing costs and improving efficiencies.
(e)For both the three months ended June 30, 2025 and the year ended June 30, 2025, reflects $2.6 million impairment loss for the investment in DispatchHealth Holdings, Inc., partially offset by $1.3 million net benefit associated with the dissolution of the PWD partnership.
(f)For the three months ended June 30, 2026, includes impairment charges related to ROU asset and construction in progress related to a previously planned de novo center in Downey, California. For the three months ended June 30, 2025, includes (ii) loss on assets held for sale, and (iii) loss on settlement of lease liability in Louisville, Kentucky. For the year ended June 30, 2026, reflects (i) additional loss related to the Company’s sale of its managing member interest in SH1 and the adjacent land and (ii) impairment charges related to ROU asset and construction in progress related to a previously planned de novo center in Downey, California. For the year ended June 30, 2025, reflects (i) impairment charges related to ROU asset and construction in progress related to halting developments related to the planned Louisville, Kentucky center, (ii) loss on assets held for sale, and (iii) loss on settlement of lease liability in Louisville, Kentucky.
(g)For the year ended June 30, 2026, reflects gain on sale of center equipment that was originally purchased for the center in Louisville, Kentucky. For both the three months ended June 30, 2025 and the year ended June 30, 2025, reflects loss on sale of center equipment that was originally purchased for the center in Louisville, Kentucky.

Three Months Ended
March 31, 2026

Net loss	$(29,940)
Interest expense, net	988
Other investment income(a)	(294)
Depreciation and amortization	4,824
Provision for income tax	167
Stock-based compensation	1,790
Litigation costs and settlements(b)	51,859
Business optimization(c)	1,101
Adjusted EBITDA	$30,495

Net loss margin	(11.9)%
Adjusted EBITDA margin	12.1%
_______________________
(a)Reflects investment income related to short-term investments included in our consolidated statement of operations.
(b)Reflects charges/(credits) related to litigation by stockholders, civil investigative demands, and settlement with our former pharmacy provider. Refer to Note 9, "Commitments and Contingencies" to our condensed consolidated financial statements for more information regarding these proceedings. Costs reflected consist of litigation costs considered one-time in nature and outside of the ordinary course of business based on the following considerations which we assess regularly: (i) the frequency of similar cases that have been brought to date, or are expected to be brought within two years, (ii) complexity of the case, (iii) nature of the remedies sought, (iv) litigation posture of the Company, (v) counterparty involved, and (vi) the Company's overall litigation strategy.
(c)Reflects charges related to business optimization initiatives. Such charges relate to one-time investments in projects designed to enhance our technology and compliance systems and improve and support the efficiency and effectiveness of our operations. For the three months ended March 31, 2026, this consists of costs related to organizational restructure.

Center-Level Contribution Margin

	Year Ended June 30, 2026			Year Ended June 30, 2025
in thousands	PACE	All other(1)	Totals	PACE	All other(1)	Totals
Capitation revenue	$988,384	$—	$988,384	$852,353	$—	$852,353
Other service revenue	1,066	257	1,323	356	990	1,346
Total revenues	989,450	257	989,707	852,709	990	853,699
External provider costs	449,843	—	449,843	431,152	—	431,152
Cost of care, excluding depreciation and amortization	311,967	133	312,100	268,338	570	268,908
Center-Level Contribution Margin	227,640	124	227,764	153,219	420	153,639

Sales and marketing			34,361			28,217
Corporate, general and administrative			166,489			122,058
Depreciation and amortization			21,142			19,510
Impairments and loss on assets held for sale			3,154			13,615
Operating income (loss)			2,618			(29,761)
Other expense			(2,352)			(4,266)
Income (Loss) Before Income Taxes			$266			$(34,027)
Loss Before Income Taxes as a % of revenue			—%			(4.0)%
Center- Level Contribution Margin as a % of revenue			23.0%			18.0%

	Three Months Ended June 30, 2026			Three Months Ended June 30, 2025
in thousands	PACE	All other(1)	Totals	PACE	All other(1)	Totals
Capitation revenue	$261,511	$—	$261,511	$221,060	$—	$221,060
Other service revenue	440	—	440	104	253	357
Total revenues	261,951	—	261,951	221,164	253	221,417
External provider costs	115,737	—	115,737	108,169	—	108,169
Cost of care, excluding depreciation and amortization	83,652	—	83,652	71,816	145	71,961
Center-Level Contribution Margin	62,562	—	62,562	41,179	108	41,287

Sales and marketing			9,933			7,100
Corporate, general and administrative			33,077			27,823
Depreciation and amortization			6,356			3,394
Impairments and loss on assets held for sale			3,050			5,120
Operating income (loss)			10,146			(2,150)
Other expense			(479)			(2,052)
Income (Loss) Before Income Taxes			$9,667			$(4,202)
Loss Before Income Taxes as a % of revenue			3.7%			(1.9)%
Center- Level Contribution Margin as a % of revenue			23.9%			18.6%

Center-Level Contribution Margin

	Three Months Ended March 31, 2026
(In thousands)	PACE	All other(1)	Totals
Capitation revenue	$251,502	$—	$251,502
Other service revenue	441	—	441
Total revenues	251,943	—	251,943
External provider costs	113,247	—	113,247
Cost of care, excluding depreciation and amortization	77,676	—	77,676
Center-Level Contribution Margin	61,020	—	61,020

Sales and marketing			8,744
Corporate, general and administrative			76,531
Depreciation and amortization			4,824
Impairments and loss on assets held for sale			—
Operating Loss			(29,079)
Other expense			(694)
Loss Before Income Taxes			$(29,773)
Loss Before Income Taxes as a % of revenue			(11.8)%
Center- Level Contribution Margin as a % of revenue			24.2%
_______________________

(1)Center-level Contribution Margin from a segment below the quantitative thresholds was attributable to the Senior Housing operating segment of the Company as of June 30, 2026. This segment never met any of the quantitative thresholds for determining reportable segments.